Exhibit 21.1

EAGLE NUCLEAR ENERGY CORP.

LIST OF SUBSIDIARIES

Entity Name	Jurisdiction of Incorporation
Spring Valley Merger Sub III, Inc.	Cayman Islands
Spring Valley Merger Sub II, Inc.	Nevada